Exhibit 99.1

Jones Soda Co. Reports Fiscal 2011 Second Quarter Results

SEATTLE--(BUSINESS WIRE)--August 11, 2011--Jones Soda Co. (the Company) (NASDAQ: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the second quarter ended June 30, 2011. The Company reported a net loss of $1.8 million, or ($0.06) per share, for the second quarter of 2011, compared to a net loss of $1.6 million, or ($0.06) per share, for the second quarter 2010.

William Meissner, President & Chief Executive Officer, stated, “Our legacy Jones Soda business and our newly re-launched WhoopAss Energy Drink continued to capture share in our North American markets. Since my arrival, we have repositioned resources and made additional investments in personnel to support growth of these two product lines and we remain optimistic that this strategy will lead to improved top and bottom line performances for the full year. Longer-term, we are focused on leveraging our core competencies to develop and market exciting brand extensions to drive sustainable growth and profitability.”

Second Quarter Review — Comparison of Quarters Ended June 30, 2011 and 2010

  Revenue decreased 8% to $4.9 million, compared to $5.4 million last year, and included a decline resulting from the discontinuation in the second half of 2010 of underperforming product lines and SKU offerings (stock keeping units) of approximately 4% of total revenue compared to the prior year period.
  Gross profit increased 10% to $1.4 million, or 28.8% of revenue, compared to $1.3 million, or 24.1% of revenue, last year. Second quarter 2010 gross profit was negatively impacted by the write-down of excess GABA inventory totaling $178,000.
  Operating expenses increased 13% to $3.2 million compared to $2.8 million last year and included a $350,000 charge accrued to the second quarter in connection with the termination of our New Jersey Nets sponsorship agreement in August 2011. Our ongoing sponsorship commitments have been reduced by approximately $7.0 million through 2017.
  Net loss was $1.8 million, or ($0.06) per share, from a net loss of $1.6 million, or ($0.06) per share, last year.
  Cash used in operations was $769,000 versus cash provided by operations of $6,000 last year.

Year-to-Date Review – Comparison of Six Month Periods Ended June 30, 2011 and 2010

  Revenue decreased 3% to $9.0 million, compared to $9.3 million last year, and included a decline resulting from the discontinuation in the second half of 2010 of underperforming product lines and SKU offerings of approximately 9% of total revenue compared to the prior year period.
  Gross profit increased 15% to $2.4 million, or 26.9% of revenue, compared to $2.1 million, or 22.7% of revenue, last year. Gross profit for the 2010 period was negatively impacted by the write-down of excess GABA inventory totaling $178,000.
  Operating expenses increased 4% to $5.9 million compared to $5.7 million last year and included a $350,000 charge accrued to the second quarter in connection with the termination of our New Jersey Nets sponsorship agreement in August 2011.
  Net loss improved to $3.5 million, or ($0.11) per share, compared to a net loss of $3.7 million, or ($0.14) per share, last year.
  Inventories were $3.0 million as of June 30, 2011, down approximately $400,000 compared to inventories of $3.4 million as of June 30, 2010, due to our transition out of underperforming product lines and SKU offerings.

Conference Call

The Company will discuss its results for the quarter ended June 30, 2011 and its business outlook on its scheduled conference call today, August 11, 2011 at 1:30 p.m., Pacific time (4:30 p.m. ET). This call is being webcast and can be accessed by visiting the Investor section of our website at www.jonessoda.com. Investors may also listen to the call via telephone by dialing (719) 325-2138 (confirmation code: 4140582). In addition, a telephone replay will be available by dialing (858) 384-5517 (confirmation code: 4140582) through August 18, 2011, at 11:59 p.m. Eastern Time.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda® and WhoopAss Energy Drink® brands and sells through its distribution network, which it refers to as its direct store delivery (DSD) channel, in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information, visit www.jonessoda.com or www.myjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statement that we remain optimistic that our strategy will lead to improved top and bottom line performances for the full year. Forward-looking statements include all passages containing words such as "aims," "anticipates," "becoming," "believes," "continue," "estimates," "expects," "future," "intends," "plans," "predicts," "projects," "targets," or "upcoming". Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect Jones Soda's actual results include, among others, its ability to successfully execute on its 2011 operating plan; its ability to secure additional financing or to generate sufficient cash flow from operations; its ability to use the net proceeds from any financings to improve its financial condition or market value; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; its ability to establish distribution arrangements with distributors, retailers or national retail accounts; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to receive returns on its trade spending and slotting fee expenditures; its ability to maintain brand image and product quality; its ability to protect its intellectual property; the impact of current and future litigation; its ability to develop new products to satisfy customer preferences; and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda's financial results is included in Jones Soda's most recent annual report on Form 10-K for the year ended December 31, 2010 and in the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission in 2011. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (In thousands, except share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenue	$4,914	$5,365	$9,001	$9,258
Cost of goods sold	3,497	3,894	6,584	6,979
Write-down of excess GABA inventory	—	178	—	178

Gross profit	1,417	1,293	2,417	2,101
Gross profit %	28.8%	24.1%	26.9%	22.7%
Licensing revenue	7	8	12	18
Operating expenses:
Promotion and selling	1,873	1,078	3,153	2,302
General and administrative	1,313	1,745	2,793	3,428

	3,186	2,823	5,946	5,730

Loss from operations	(1,762)	(1,522)	(3,517)	(3,611)
Other income (expense), net	6	(3)	78	(8)

Loss before income tax	(1,756)	(1,525)	(3,439)	(3,619)
Income tax expense, net	(64)	(29)	(51)	(67)

Net loss	$(1,820)	$(1,554)	$(3,490)	$(3,686)

Net loss per share — basic and diluted	$(0.06)	$(0.06)	$(0.11)	$(0.14)
Weighted average basic and diluted common shares outstanding	31,990,645	26,451,211	31,724,816	26,439,596

JONES SODA CO. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share data) (Unaudited)

	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$4,628	$5,448
Accounts receivable	2,575	2,220
Taxes receivable	5	480
Inventory	3,025	2,279
Prepaid expenses and other current assets	212	305

Total current assets	10,445	10,732
Fixed assets	428	296
Other assets	595	435

Total assets	$11,468	$11,463

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,527	$853
Accrued expenses	1,855	1,592
Taxes payable	60	146
Capital lease obligations, current portion	22	—

Total current liabilities	3,464	2,591
Capital lease obligations	94	—
Long-term liabilities — other	2	2

Shareholders’ equity:
Common stock, no par value:
Authorized: 100,000,000
Issued and outstanding: 31,992,581 and 30,418,301 shares, respectively	50,089	47,917
Additional paid-in capital	6,866	6,570
Accumulated other comprehensive income	510	450
Accumulated deficit	(49,557)	(46,067)

Total shareholders’ equity	7,908	8,870

Total liabilities and shareholders’ equity	$11,468	$11,463

CONTACT:
ICR, Inc.
Brendon Frey, 203-682-8200
Brendon.frey@icrinc.com
or
Jones Soda Co.
Michael R. O’Brien, 206-624-3357
mobrien@jonessoda.com